Exhibit 99.1

First Foundation Announces 2019 Full Year Results

•	Earnings per share: $0.34 for the quarter, $1.25 for the year
•	Annual earnings of $56 million, year over year growth of 31%
•	Annual revenues of $212 million, year over year growth of 11%
•	Loan production of $553 million for the fourth quarter, $1.9 billion for the year
•	Tangible book value per share: $11.57 at December 31, 2019, a 12% increase from prior year

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and year ended December 31, 2019. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“2019 was another strong year across all aspects of our business,” said Scott F. Kavanaugh, CEO. “Banking and trust revenues experienced record years and our assets under management ended the year at peak levels. We have been able to elevate our brand through successful digital marketing efforts and our financial performance is a reflection of the valuable franchise we have created for our clients, employees, and stockholders. With the economy in a solid place and our business model performing well, I believe we are well-positioned for the year ahead.”

Highlights

Financial Results:

•	2019 fourth quarter compared to 2018 fourth quarter:
o	Total revenues were $54 million, an increase of 8%
o	Net interest income was $44 million, an increase of 6%
o	Income before taxes was $22 million, an increase of 9%
o	Earnings were $15 million, an increase of 8%
o	Earnings per fully diluted share were $0.34, compared to $0.31
•	2019 compared to 2018 (full year):
o	Total revenues were $212 million, an increase of 11%
o	Net interest income was $170 million, an increase of 9%
o	Income before taxes was $79 million, an increase of 32%
o	Earnings were $56 million, an increase of 31%
o	Earnings per fully diluted share were $1.25, compared to $1.01
•	2019 Financial ratios:
o	Return on average tangible equity of 11.9% for the quarter (annualized), 11.5% for the year
o	Return on average assets of 0.96% for the quarter (annualized), 0.91% for the year
o	Efficiency ratio of 58.6% for the quarter, 61.9% for the year
o	Total tangible shareholders’ equity of $517 million, tangible book value of $11.57 per share, and tangible common equity to tangible assets of 8.31%, in each case, as of December 31, 2019

Other Activity:

•	Loan originations totaled $553 million for the quarter, $1.9 billion for the year
•	Deposits increased by $358 million in 2019

•	Declared and paid cash dividend of $0.05 per share in fourth quarter, $0.20 per share for the year
•	Net interest margin (“NIM”): 2.88% for the fourth quarter; 2.87% for the year
•	Assets under management (“AUM”) at FFA increased by $504 million in 2019 to $4.4 billion
•	AUM for our Trust operations increased by $146 million, or 20%, during 2019, with an increase in trust fees of 33%

“I am very pleased with our loan and deposit accomplishments in 2019,” said David DePillo, President. “Our accomplishments included record loan originations, higher deposit balances, increased loan yields, lower deposit costs and lower borrowing costs. In addition, we maintained strong credit quality as evidenced by our non-performing assets ratio decreasing to 20 basis points as of the end of the year. Lastly, we were able to increase our operating efficiencies and enhance our digital banking offerings, which will continue to be a focus in 2020.”

Details

•

Total loans, including loans held for sale, increased $254 million in 2019 as a result of $1.9 billion of originations which was partially offset by the sale of $551 million of multifamily loans and payoffs or scheduled payments of $1.1 billion.

•	The $358 million growth in deposits during 2019 included increases in branch deposits of $138 million and specialty deposits of $222 million and a $2 million decrease in wholesale deposits.
•	The $504 million increase in AUM at FFA during 2019 was the net result of $285 million of new accounts, $691 million of portfolio gains and terminations and net withdrawals of $473 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the SEC on March 1, 2019, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2018 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$65,387	$67,312
Securities available-for-sale (“AFS”)	1,014,966	809,569
Loans held for sale	503,036	507,643

Loans, net of deferred fees	4,547,633	4,293,669
Allowance for loan and lease losses (“ALLL”)	(20,800)	(19,000)
Net loans	4,526,833	4,274,669

Investment in FHLB stock	21,519	20,307
Deferred taxes	11,079	13,251
Premises and equipment, net	8,355	9,145
Real estate owned (“REO”)	−	815
Goodwill and intangibles	97,191	99,482
Other assets	66,070	38,219
Total Assets	$6,314,436	$5,840,412

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,891,144	$4,532,968
Borrowings	743,000	708,000
Accounts payable and other liabilities	66,423	40,260
Total Liabilities	5,700,567	5,281,228

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,670,743 and 44,496,007 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	45	44
Additional paid-in-capital	433,775	431,832
Retained earnings	175,773	128,461
Accumulated other comprehensive income (loss), net of tax	4,276	(1,153)
Total Shareholders’ Equity	613,869	559,184

Total Liabilities and Shareholders’ Equity	$6,314,436	$5,840,412

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018

Interest income:
Loans	$54,123	$50,360	$220,951	$186,211
Securities	7,304	6,279	25,004	16,855
FHLB Stock, fed funds sold and deposits	867	803	2,805	4,240
Total interest income	62,294	57,442	248,760	207,306

Interest expense:
Deposits	15,763	13,378	64,182	38,776
Borrowings	2,643	2,699	14,624	12,920
Total interest expense	18,406	16,077	78,806	51,696

Net interest income	43,888	41,365	169,954	155,610

Provision for loan losses	694	73	2,637	4,220

Net interest income after provision for loan losses	43,194	41,292	167,317	151,390

Noninterest income:
Asset management, consulting and other fees	7,424	7,251	28,658	28,748
Gain on sale of loans	−	−	4,218	419
Other income	2,774	1,450	8,900	6,604
Total noninterest income	10,198	8,701	41,776	35,771

Noninterest expense:
Compensation and benefits	16,531	16,117	69,933	67,508
Occupancy and depreciation	5,420	5,255	20,905	19,779
Professional services and marketing costs	1,644	2,003	7,417	8,583
Customer service costs	4,266	3,628	17,858	15,077
Other expenses	3,812	3,135	13,481	16,128
Total noninterest expense	31,673	30,138	129,594	127,075

Income before taxes on income	21,719	19,855	79,499	60,086
Taxes on income	6,505	5,726	23,260	17,128
Net income	$15,214	$14,129	$56,239	$42,958

Net income per share:
Basic	$0.34	$0.32	$1.26	$1.02
Diluted	$0.34	$0.31	$1.25	$1.01
Shares used in computation:
Basic	44,661,852	44,476,829	44,617,361	42,092,361
Diluted	45,014,092	44,871,146	44,911,265	42,567,108

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Selected Income Statement Data:
Net interest income	$43,888	$41,365	$169,954	$155,610
Provision for loan losses	694	73	2,637	4,220
Noninterest Income:
Asset management, consulting and other fees	7,424	7,251	28,658	28,748
Gain (loss) on sale of loans	−	−	4,218	419
Other	2,774	1,450	8,900	6,604
Noninterest expense	31,673	30,138	129,594	127,075
Income before taxes	21,719	19,855	79,499	60,086
Net income	15,214	14,129	56,239	42,958
Net income per share:
Basic	$0.34	$0.32	$1.26	$1.02
Diluted	0.34	0.31	1.25	1.01

Selected Performance Ratios:
Return on average assets - annualized	0.96%	1.01%	0.91%	0.81%
Return on average equity - annualized	10.0%	10.4%	9.6%	9.1%
Return on average tangible equity – annualized(1)	11.9%	12.8%	11.5%	10.6%
Net yield on interest-earning assets	2.88%	3.05%	2.87%	2.99%
Efficiency ratio (2)	58.6%	60.2%	61.9%	64.4%
Noninterest income as a % of total revenues	18.9%	17.4%	19.7%	18.7%

Other Information:
Loan originations	$553,212	$505,084	$1,932,462	$1,844,209
Charge-offs (recoveries) / average loans - annualized	0.03%	0.01%	0.02%	0.08%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	December 31, 2019	December 31, 2018
Selected Balance Sheet Data:
Cash and cash equivalents	$65,387	$67,312
Loans held for sale	503,036	507,643
Loans, net of deferred fees	4,547,633	4,293,669
ALLL	20,800	19,000
Total assets	6,314,436	5,840,412
Noninterest-bearing deposits	1,192,481	1,074,661
Interest-bearing deposits	3,698,663	3,458,307
Borrowings	743,000	708,000
Shareholders’ equity	613,869	559,184

Selected Capital Data:
Tangible common equity to tangible assets(3)	8.31%	8.01%
Tangible book value per share(3)	$11.57	$10.33
Shares outstanding at end of period	44,670,743	44,496,007

Other Information:
Assets under management (end of period)	$4,438,252	$3,934,700
Number of employees	485	482
Loan to deposit ratio	103%	106%
Nonperforming assets to total assets	0.20%	0.21%
Ratio of ALLL to loans(4)	0.49%	0.51%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes certain acquired loans for which GAAP requires estimated credit losses to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended December 31,				For the Year Ended December 31,
	2019		2018		2019		2018
Banking:
Interest income		$62,294		$57,442		$248,760		$207,306
Interest expense		18,318		15,886		78,450		49,935
Net interest income		43,976		41,556		170,310		157,371
Provision for loan losses		694		73		2,637		4,220
Noninterest income		4,206		2,736		18,844		11,322
Noninterest expense		25,582		23,882		104,367		100,778
Income before taxes on income		$21,906		$20,337		$82,150		$63,695

Wealth Management:
Noninterest income		$6,262		$6,327		$24,136		$25,247
Noninterest expense		5,423		5,337		21,931		21,670
Income before taxes on income		$839		$990		$2,205		$3,577

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−
Interest expense		88		191		356		1,761
Net interest income		(88)		(191)		(356)		(1,761)
Noninterest income		(270)		(362)		(1,204)		(798)
Noninterest expense		668		919		3,296		4,627
Income before taxes on income		$(1,026)		$(1,472)		$(4,856)		$(7,186)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019

Interest income:
Loans	$50,360	$53,835	$56,510	$56,483	$54,123
Securities	6,279	6,165	6,186	5,349	7,304
FHLB Stock, fed funds sold and deposits	803	544	612	782	867
Total interest income	57,442	60,544	63,308	62,614	62,294

Interest expense:
Deposits	13,378	15,448	16,296	16,675	15,763
Borrowings	2,699	4,049	5,125	2,807	2,643
Total interest expense	16,077	19,497	21,421	19,482	18,406

Net interest income	41,365	41,047	41,887	43,132	43,888

Provision for loan losses	73	540	1,231	172	694

Net interest income after provision for loan losses	41,292	40,507	40,656	42,960	43,194

Noninterest income:
Asset management, consulting and other fees	7,251	6,794	7,136	7,304	7,424
Gain (loss) on sale of loans	−	−	−	4,218	−
Other income	1,450	1,671	1,995	2,460	2,774
Total noninterest income	8,701	8,465	9,131	13,982	10,198

Noninterest expense:
Compensation and benefits	16,117	18,902	17,333	17,167	16,531
Occupancy and depreciation	5,255	4,868	5,167	5,450	5,420
Professional services and marketing costs	2,003	2,004	2,024	1,745	1,644
Customer service costs	3,628	3,389	4,283	5,920	4,266
Other expenses	3,135	3,782	3,475	2,412	3,812
Total noninterest expense	30,138	32,945	32,282	32,694	31,673

Income before taxes on income	19,855	16,027	17,505	24,248	21,719
Taxes on income	5,726	4,768	5,095	6,892	6,505
Net income	$14,129	$11,259	$12,410	$17,356	$15,214

Net income per share:
Basic	$0.32	$0.25	$0.28	$0.39	$0.34
Diluted	$0.31	$0.25	$0.28	$0.39	$0.34
Shares used in computation:
Basic	44,476,829	44,540,865	44,625,673	44,639,481	44,661,852
Diluted	44,871,146	44,798,306	44,894,720	44,935,308	45,014,092

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	December 31, 2018		March 31, 2019		June 30, 2019		September 30, 2019		December 31, 2019
Banking:
Interest income		$57,442		$60,544		$63,308		$62,614		$62,294
Interest expense		15,886		19,482		21,322		19,328		18,318
Net interest income		41,556		41,062		41,986		43,286		43,976
Provision for loan losses		73		540		1,231		172		694
Noninterest income		2,736		2,994		3,471		8,173		4,206
Noninterest expense		23,882		26,587		25,801		26,397		25,582
Income before taxes on income		$20,337		$16,929		$18,425		$24,890		$21,906

Wealth Management:
Noninterest income		$6,327		$5,731		$5,982		$6,161		$6,262
Noninterest expense		5,337		5,518		5,567		5,423		5,423
Income before taxes on income		$990		$213		$415		$738		$839

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−	$	−
Interest expense		191		15		99		154		88
Net interest income		(191)		(15)		(99)		(154)		(88)
Noninterest income		(362)		(260)		(322)		(352)		(270)
Noninterest expense		919		840		914		874		668
Loss before taxes on income		$(1,472)		$(1,115)		$(1,335)		$(1,380)		$(1,026)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018

Average Balances:
Loans	$4,942,708	$4,558,869	$5,032,447	$4,453,822
Securities	1,023,715	818,056	805,724	594,514
Total interest-earnings assets	6,114,122	5,427,610	5,921,326	5,200,220
Deposits: interest-bearing	3,616,384	3,332,969	3,544,346	2,883,161
Deposits: noninterest-bearing	1,443,233	1,257,721	1,314,296	1,329,873
Borrowings	583,458	427,006	625,948	612,817

Average Yield / Rate:
Loans	4.37%	4.41%	4.39%	4.18%
Securities	2.85%	3.07%	3.10%	2.84%
Total interest-earnings assets	4.07%	4.23%	4.20%	3.99%
Deposits (interest-bearing only)	1.73%	1.59%	1.81%	1.34%
Deposits (noninterest and interest-bearing)	1.24%	1.16%	1.32%	0.92%
Borrowings	1.80%	2.51%	2.34%	2.11%
Total interest-bearing liabilities	1.74%	1.70%	1.89%	1.48%

Net Interest Rate Spread	2.33%	2.53%	2.31%	2.51%

Net Yield on Interest-earning Assets	2.88%	3.05%	2.87%	2.99%

	For the Quarter Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019

Average Balances:
Loans	$4,558,869	$4,835,920	$5,064,903	$5,282,338	$4,942,708
Securities	818,056	802,503	779,903	616,424	1,023,715
Total interest-earnings assets	5,427,610	5,687,224	5,892,960	5,985,601	6,114,122
Deposits: interest-bearing	3,332,969	3,505,191	3,500,824	3,553,660	3,616,384
Deposits: noninterest-bearing	1,257,721	1,124,318	1,175,707	1,508,290	1,443,233
Borrowings	427,006	637,036	798,609	486,807	583,458

Average Yield / Rate:
Loans	4.41%	4.46%	4.46%	4.27%	4.37%
Securities	3.07%	3.07%	3.17%	3.47%	2.85%
Total interest-earnings assets	4.23%	4.27%	4.30%	4.18%	4.07%
Deposits (interest-bearing only)	1.59%	1.79%	1.87%	1.86%	1.73%
Deposits (noninterest and interest-bearing)	1.16%	1.35%	1.40%	1.31%	1.24%
Borrowings	2.51%	2.58%	2.57%	2.29%	1.80%
Total interest-bearing liabilities	1.70%	1.91%	2.00%	1.91%	1.74%

Net Interest Rate Spread	2.53%	2.36%	2.30%	2.27%	2.33%

Net Yield on Interest-earning Assets	3.05%	2.88%	2.84%	2.89%	2.88%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $97.2 million and $99.5 million of goodwill and intangible assets as of December 31, 2019 and December 31, 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $97.5 million and $99.6 million of average goodwill and intangible assets for the quarters ended December 31, 2019 and 2018, respectively, and less $98.3 million and $69.2 million of average goodwill and intangible assets for the years ended December 31, 2019 and 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended December 31, 2019 as Compared to Quarter Ended December 31, 2018

Our net income and income before taxes in the fourth quarter of 2019 were $15.2 million and $21.7 million, respectively, as compared to $14.1 million and $19.9 million, respectively, in the fourth quarter of 2018. The $1.9 million increase in income before taxes was the result of a $1.6 million increase in income before taxes for Banking, a $0.2 million decrease in income before taxes for Wealth Management and a $0.4 million decrease in corporate expenses. The increase in Banking was due to higher interest income and higher noninterest income which were partially offset by a higher provision for loan losses and higher noninterest expenses. The decrease in Wealth Management was due to lower noninterest income and higher noninterest expenses. The decrease in corporate expenses was due to decreases in interest expense and noninterest expenses.

Our effective tax rate for the fourth quarter of 2019 was 30.0% as compared to 28.8% for the fourth quarter of 2018 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased $2.4 million from $41.6 million in the fourth quarter of 2018, to $44.0 million in the fourth quarter of 2019 as a 13% increase in interest-earning assets was partially offset by a decrease in the net yield on interest earning assets. On a consolidated basis, the net yield on interest-earning assets decreased from 3.05% in the fourth quarter of 2018 to 2.88% in the fourth quarter of 2019 due primarily to a decrease in the net interest rate spread which was partially offset by an increase in the proportion of noninterest-bearing deposits to total deposits. The net interest rate spread decreased from 2.53% in the fourth quarter of 2018 to 2.33% in the fourth quarter of 2019 due to a decrease in yield on interest-earning assets and an increase in costs of interest-bearing liabilities. The yield on interest-earning assets decreased from 4.23% in the fourth quarter of 2018 to 4.07% in the fourth quarter of 2019 due to decreases in yields on loans and securities and an increase in the proportion of lower yielding securities and deposits to total interest-earning assets. The yield on loans decreased as the realization of credit and yield discounts on the payoff of acquired loans decreased from $2.1 million in the fourth quarter of 2018 to $1.1 million in the fourth quarter of 2019. The yield on securities decreased due to the purchase of $576 million of securities in the third quarter of 2019 at current market rates which were lower than the overall yield realized in 2018. The increase in the cost of interest-bearing liabilities from 1.70% in the fourth quarter of 2018 to 1.74% in the fourth quarter of 2019 was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, which was partially offset by a decrease in the cost of borrowings due to decreases in the Fed Funds rates which strongly influences our borrowing rates. The average balance outstanding under the holding company line of credit decreased from $12.8 million in the fourth quarter of 2018 to $6.2 million in the fourth quarter of 2019, resulting in a $0.1 million decrease in corporate interest expense.

The $0.7 million provision for loan losses in the fourth quarter of 2019 was due to the growth in loan balances and $0.4 million of net chargeoffs. The provision for loan losses was $0.1 million for the fourth quarter of 2018 reflecting net chargeoffs of the same amount.

Noninterest income in Banking in the fourth quarter of 2019 was $1.5 million higher than the fourth quarter of 2018 due to a $1.2 million increase in loan fees and a $0.3 million increase in trust fees. The increase in loan fees was due primarily to higher prepayment fees and higher servicing fees. Noninterest income for Wealth Management decreased by $0.1 million in the fourth quarter of 2019 when compared to the corresponding period in 2018 due to lower investment management fees.

Noninterest expense in Banking increased from $23.9 million in the fourth quarter of 2018 to $25.6 million in the fourth quarter of 2019 primarily due to higher customer service costs and higher other expenses. Customer service costs increased from $3.6 million in the fourth quarter of 2018 to $4.3 million in the fourth quarter of 2019 due to higher balances of related deposits. In the fourth quarter of 2018, we recognized a $0.8 million recovery of merger related costs with no similar recovery in 2019. Noninterest expenses for Wealth Management increased by $0.1 million in the fourth quarter of 2019, when compared to the fourth quarter of 2018, due to increased occupancy and depreciation costs. The $0.3 million decrease in corporate expenses was due to one-time compliance consulting costs incurred in 2018.

2019 as Compared to 2018

Our net income and income before taxes in 2019 were $56.2 million and $79.5 million, respectively, as compared to $43.0 million and $60.1 million, respectively, in 2018. The $19.4 million increase in income before taxes was the result of a $18.5 million increase in income before taxes for Banking, a $1.4 million decrease in income before taxes for Wealth Management and a $2.4 million decrease in corporate expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which were partially offset by higher noninterest expenses. The decrease in Wealth Management was due to lower noninterest income and higher noninterest expenses. The decrease in corporate expenses was due to decreases in interest expense and noninterest expenses.

Our effective tax rate for 2019 was 29.3% as compared to 28.5% for 2018 and as compared to our statutory tax rate of 29.0%. During 2018, the effective tax rate benefited from excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased from $157.4 million in 2018, to $170.3 million in 2019 due primarily to a 14% increase in interest-earning assets which was partially offset by a decrease in our net yield on interest earning assets. On a consolidated basis, the net yield on interest earning assets decreased from 2.99% in 2018 to 2.87% in 2019 due to a decrease in the net interest rate spread which was partially offset by  a larger benefit derived from noninterest bearing funding sources, including noninterest-bearing deposits and equity, as interest rates rise. The net interest rate spread decreased from 2.51% in 2018 to 2.31% in 2019 due to an increase in the cost of interest-bearing liabilities which was partially offset by an increase in yield on total interest-earning assets. The yield on interest-earning assets increased as new loans added to the portfolio during the year bore interest rates higher than the current portfolio rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances and other Bank borrowings increased from 1.92% in 2018 to 2.30% in 2019. The average balance outstanding under the holding company line of credit decreased from $31.4 million in 2018 to $6.1 million in 2019, resulting in a $1.4 million decrease in corporate interest expense.

The $2.6 million provision for loan losses in 2019 was due to the growth in loan balances and $0.8 million of net chargeoffs. The $4.2 million provision for loan losses in 2018 was due to $3.5 million of net chargeoffs and growth in loan balances.

Noninterest income in Banking in 2019 was $7.5 million higher than 2018 due to a higher gain on sale of loans, higher loan fess, higher trust fees and gains on sales of REO which were partially offset by a $0.3 million loss on the sale of securities. The $3.8 million higher gain on sale was due to the benefits of a decreasing interest rate environment in 2019. The $2.2 million increase in loan fees was due primarily to higher prepayment fees and higher servicing fees. The $1.3 million increase in trust fees relates primarily to new clients, some of which were transferred from or referred by Wealth Management. The $0.7 million gain on sale of REO relates to the sale of properties obtained in recent acquisitions. Noninterest income for Wealth Management decreased by $1.1 million in 2019 when compared to 2018 due primarily to lower levels, on average, of billable AUM in 2019.

Noninterest expense in Banking increased from $100.8 million in 2018 to $104.4 million in 2019, due to increases in staffing and other costs associated with the Bank’s expansion, including the acquisition of Premier Business Bank (“PBB) in June 2018, and increases in customer service costs which were partially offset by a $3.4 million decrease in merger related costs. Compensation and benefits for Banking increased $2.0 million during 2019 as compared to 2018 due to salary increases and an increase in the FTE in Banking, which increased to 421.4 in 2019 from 385.8 in 2018 primarily as a result of the increased staffing related to the PBB acquisition. The $1.1 million increase in occupancy and depreciation for Banking in 2019 as compared to 2018 was due to costs related to the PBB acquisition and increases in our data processing costs due to increased volumes. Customer service costs for Banking increased from $15.1 million in 2018 to $17.9 million in 2019 due to increases in the earnings credit rates paid on the related deposit balances. Other expenses decreased by $2.4 million in 2019 when compared to the corresponding period in 2018 due to a $3.4 million decrease in merger related costs which was partially offset by increases in the amortization of core deposit intangibles and FDIC insurance. Increases in FDIC insurance were partially offset by a $1.2 million refund received from the FDIC for deposit insurance fees in the third quarter of 2019. Noninterest expenses for Wealth Management increased by $0.3 million for 2019, when compared to the comparable period in 2018, due to increased compensation costs. The $1.0 million decrease in corporate expenses for 2019, when compared to 2018, was due to lower marketing costs, lower legal costs and $0.5 million one-time compliance consulting costs incurred in 2018.

Quarter Ended December 31, 2019 as Compared to Quarter Ended September 30, 2019

Our net income and income before taxes in the fourth quarter of 2019 were $15.2 million and $21.7 million, respectively, as compared to $17.4 million and $24.2 million, respectively, in the third quarter of 2019. The $2.5 million decrease in income before taxes was the result of a $3.0 million decrease in income before taxes for Banking, a $0.1 million increase in income before taxes for Wealth Management and a $0.3 million decrease in corporate expenses. The decrease in Banking was due to lower noninterest income and a higher provision for loan losses which were partially offset by higher net interest income and lower noninterest expenses. The increase in Wealth Management was due to higher noninterest income. The decrease in corporate expenses was due to decreases in interest expense and noninterest expenses.

Our effective tax rate for the fourth quarter of 2019 was 30.0% as compared to 28.4% for the third quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased from $43.3 million in the third quarter of 2019 to $44.0 million in the fourth quarter of 2019 due to a 2% increase in interest earning assets. On a consolidated basis, the net yield on interest earning assets decreased from 2.89% in the third quarter of 2019 to 2.88% in the fourth quarter of 2019 due to a lower proportion of noninterest bearing deposits during the fourth quarter as compared to the third quarter. The net interest rate spread increased from 2.27% in the third quarter of 2019 to 2.33% in the fourth quarter of 2019 as a decrease in the cost of our interest-bearing liabilities was partially offset by a decrease in yield on interest-earning assets. The decrease in yield on interest earning assets was primarily due to the higher proportion of lower yielding securities and cash and a decrease in the yield on securities due to purchase of $576 million of securities in the third quarter at current market rates. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates and decreases in our borrowing costs due to declines in the Fed Funds rates which strongly influence our borrowing rates. The average balance outstanding under the holding company line of credit decreased from $10.5 million in the third quarter of 2019 to $6.2 million in the fourth quarter of 2019, resulting in a $0.1 million decrease in corporate interest expense.

The provision for loan losses in the fourth quarter of 2019 was $0.7 million as compared to $0.2 million in the third quarter of 2019.

Noninterest income in Banking decreased from $8.2 million in the third quarter of 2019 to $4.2 million in the fourth quarter of 2019 due to a $4.2 million gain on sale of loans realized in the third quarter and $0.5 million of gains on sale of REO realized in the third quarter which was partially offset by a $0.3 million loss on the sale of securities realized in the third quarter and higher prepayment fees realized in the fourth quarter. Noninterest income for Wealth Management increased by $0.1 million in the fourth quarter of 2019 when compared to the third quarter of 2019 due primarily to higher levels of AUM.

Noninterest expense in Banking decreased from $26.4 million in the third quarter of 2019 to $25.6 million in the fourth quarter of 2019 due to lower customer service costs which were partially offset by a $1.2 million refund received from the FDIC for deposit insurance fees in the third quarter of 2019. Customer service costs decreased by $1.6 million in the fourth quarter of 2019 when compared to the third quarter of 2019 due primarily to lower rates and lower balances of related deposits. Corporate noninterest expenses decreased by $0.2 million for the fourth quarter of 2019 when compared to the third quarter of 2019 due to lower legal and contribution costs.

Changes in Financial Position

During 2019, total assets increased by $474 million primarily due to increases in securities and loans, including loans held for sale. During 2019, securities increased by $205 million as we sold $284 million of lower yielding securities and purchased $576 million of securities from our loan securitization in the third quarter. Loans and loans held for sale increased $249 million in 2019 as a result of $1.9 billion of originations which were partially offset by the sale of $551 million of loans and payoffs or scheduled payments of $1.1 billion. The $358 million growth in deposits during 2019 included increases in branch deposits of $138 million and specialty deposits of $222 million and a $2 million decrease in wholesale deposits. Borrowings increased by $35 million during 2019 primarily to support the growth in our total assets. At December 31, 2019 and December 31, 2018, the outstanding balance on the holding company line of credit was $10 million and $5 million, respectively.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.20% at December 31, 2019. We recorded $0.8 million and $3.5 million of net loan chargeoffs in 2019 and 2018, respectively. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.49% and 0.51% at December 31, 2019 and December 31, 2018, respectively.